Exhibit 99.1


FOR IMMEDIATE RELEASE


      CONTACT:  William C. Vassell           Donald Radcliffe
                Chairman & President         Radcliffe & Associates
                Tel: (845) 454-3703          Tel: (212) 605-0201



                           COMMAND SECURITY REPORTS
                         FIRST FISCAL QUARTER RESULTS

Lagrangeville, New York *** August 23, 2004 *** Command Security Corporation (OTCBB: CMMD), announced today its results for the first fiscal quarter ended June 30, 2004. Revenues for the quarter increased by 15.7% to $19.2 million from the $16.6 million reported in the same period of the prior fiscal year. The majority of this additional revenue was from the Aviation Division from a contract which began August 2003 and additional services required by the airline industry.

Gross profit for the quarter decreased to $2.5 million (12.9% of revenue) from $2.7 million (16.6% of revenue) in the same period of the prior fiscal year. The decrease in gross margin is due to the higher cost of providing qualified and experienced personnel, higher sales discounts provided to an aviation customer to receive earlier payment of accounts receivable, higher payroll taxes and higher insurance costs.

The net loss applicable to common shareholders for the quarter was $(478,461) or $(0.08) per basic share compared to $(175,651) or $(0.03) per share in the same period of the prior fiscal year.

During the three months ended June 30, 2004 12,325.35 shares of preferred stock were converted into 1,232,535 shares of common stock. This will eliminate $162,696 of preferred dividends on an annual basis.

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                         COMMAND SECURITY CORPORATION

                                                  Three Months Ended
                                                       June 30,
                                              -------------------------
                                                  2004          2003
                                              -----------   -----------
Revenue                                       $19,168,747   $16,573,825
Operating loss                                   (344,317)      (50,400)
Loss before income taxes                         (440,048)     (134,977)
Provision for income taxes                              0             0
                                              -----------   -----------
Net loss                                         (440,048)     (134,977)
Preferred stock dividends                         (38,413)      (40,674)
                                              -----------   -----------
Net loss applicable to
  common stockholders                           $(478,461)    $(175,651)
                                              ===========   ===========
Net loss per common share
    Basic                                          $(0.08)       $(0.03)
                                              ===========   ===========
    Diluted                                           N/A           N/A
                                              ===========   ===========

Weighted average number of
  common shares outstanding

    Basic                                       6,368,609     6,287,343
                                              ===========   ===========
    Diluted                                           N/A           N/A
                                              ===========   ===========


About Command

Command Security Corporation provides security services through company-owned offices in New York, New Jersey, California, Illinois, Connecticut, Florida, Massachusetts, Pennsylvania, Maryland and Oregon.

Statements in this press release other than statements of historical fact are "forward-looking statements." Such statements are subject to certain risks and uncertainties including the demand for the Company's services, litigation, labor market, and other risk factors identified from time to time in the Company's filings with the Securities and Exchange Commission that could cause actual results to differ materially from any forward looking statements. These forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements. For more information concerning the Company, please refer to its website at www.commandsecurity.com and to the Edgar website www.sec.gov/edgar.shtml.

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